     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 2001
                                            REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM S-3

                       ----------------------------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ----------------------------------

                                PERKINELMER, INC.
             (Exact name of registrant as specified in its charter)

                       ----------------------------------
         Massachusetts                                          04-2052042
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                                45 WILLIAM STREET
                         WELLESLEY, MASSACHUSETTS 02481
                                 (781) 237-5100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       ----------------------------------
                                GREGORY L. SUMME
                           PRESIDENT, CHIEF EXECUTIVE
                        OFFICER AND CHAIRMAN OF THE BOARD
                                PERKINELMER, INC.
                                45 WILLIAM STREET
                         WELLESLEY, MASSACHUSETTS 02481
                                 (781) 237-5100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       ----------------------------------
                                   Copies to:

          Terrance L. Carlson, Esq.             David E. Redlick, Esq.
              PerkinElmer, Inc.                 Hal J. Leibowitz, Esq.
              45 William Street                   Hale and Dorr LLP
       Wellesley, Massachusetts 02481              60 State Street
          Telephone: (781) 237-5100          Boston, Massachusetts 02109
          Telecopy: (781) 431-4273            Telephone: (617) 526-6000
                                               Telecopy: (617) 526-5000


     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-_______.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-__________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       ----------------------------------

                         CALCULATION OF REGISTRATION FEE

                                                                    Proposed        Proposed
                                                                     Maximum         Maximum
                                                      Amount        Offering        Aggregate        Amount of
                                                       to be          Price          Offering       Registration
        Title of Shares to be Registered            Registered    Per Share(1)       Price(1)           Fee
--------------------------------------------       -----------    ------------      ---------       ------------
Common Stock, $1.00 par value per share               90,676         $55.20         $5,005,316         $1,252
(including preferred stock purchase rights
attached thereto) (2).........................


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the New York Stock Exchange on April 17, 2001.

(2) Shares of PerkinElmer common stock being registered hereby are accompanied by PerkinElmer's preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for the PerkinElmer common stock and will be transferred along with and only with the PerkinElmer common stock.

                       ----------------------------------

     THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 24, 2001

PROSPECTUS

                                PERKINELMER, INC.

                          90,676 SHARES OF COMMON STOCK


                       ----------------------------------

     This prospectus relates to resales of shares of our common stock previously issued by PerkinElmer, Inc. to the former stockholders of Analytical Automation Specialists, Inc. in connection with our acquisition of that company.

     We will not receive any proceeds from the sale of the shares.

     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     Our common stock is traded on the New York Stock Exchange under the symbol "PKI." On April 5, 2001, the closing sale price of our common stock on the New York Stock Exchange was $49.08 per share. You are urged to obtain current market quotations for our common stock.


                       ----------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


                       ----------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                       ----------------------------------



                 The date of this prospectus is April __, 2001.

                                TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
        PROSPECTUS SUMMARY........................................... 3

        THE OFFERING................................................. 4

        RISK FACTORS................................................. 5

        CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS......... 9

        USE OF PROCEEDS..............................................10

        SELLING STOCKHOLDERS.........................................10

        DESCRIPTION OF CAPITAL STOCK.................................12

        PLAN OF DISTRIBUTION.........................................18

        LEGAL MATTERS................................................19

        EXPERTS......................................................19

        WHERE YOU CAN FIND MORE INFORMATION..........................20

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............20

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                                PERKINELMER, INC.

     PerkinElmer is a global technology company that provides products and systems to the telecom, pharmaceutical, chemical, semiconductor, medical, aerospace and photographic markets. We have operations in over 125 countries, and are a component of the S&P 500 Index. We classify our continuing operations into four operating segments: life sciences, optoelectronics, instruments and fluid sciences. In 2000, we had sales of $1.7 billion from continuing operations. We were incorporated in Massachusetts in 1947. Our principal executive offices are located at 45 William Street, Wellesley, Massachusetts 02481, and our telephone number is (781) 237-5100.

                               RECENT DEVELOPMENTS

     On April 19, 2001, we announced our earnings for the first quarter of 2001. We reported revenues of $426 million for the first quarter of 2001, an increase of 6% over revenues of $402 million for the first quarter of 2000. Adjusted operating margins, excluding nonrecurring items and amortization of goodwill and intangibles, were $60.9 million, or 14.3% of revenues, for the first quarter of 2001, as compared to $46.2 million, or 11.5% of revenues, for the first quarter of 2000. We reported adjusted net income, excluding nonrecurring items and amortization of goodwill and intangibles, of $32.7 million for the first quarter of 2001, an increase of 21.1% over net income of $27.0 million for the first quarter of 2000. We also reported revenues and adjusted operating margins for each our operating segments for the first quarter of 2001 as follows:

     o We reported revenues for our life sciences operating segment for the first quarter of 2001 of $69 million, an increase of 73% over revenues of $40 million for the first quarter of 2000. Adjusted operating margins of life sciences were $10.5 million, or 15.2% of revenues, for the first quarter of 2001, as compared to $4.8 million, or 12.2% of revenues, for the first quarter of 2000.

     o We reported revenues for our optoelectronics operating segment for the first quarter of 2001 of $121 million, an increase of 6% over revenues of $114 million for the first quarter of 2000. Adjusted operating margins of optoelectronics were $20.2 million, or 16.7% of revenues, for the first quarter of 2001, as compared to $15.6 million, or 13.6% of revenues, for the first quarter of 2000.

     o We reported revenues for our instruments operating segment for the first quarter of 2001 of $166 million, a decrease of 11% over revenues of $187 million for the first quarter of 2000. Adjusted operating margins of instruments were $17.2 million, or 10.3% of revenues, for the first quarter of 2001, as compared to $18.2 million, or 9.7% of revenues, for the first quarter of 2000.

     o We reported revenues for our fluid sciences operating segment for the first quarter of 2001 of $70 million, an increase of 13% over revenues of $62 million for the first quarter of 2000. Adjusted operating margins of fluid sciences were $15.7 million, or 22.6% of revenues, for the first quarter of 2001, as compared to $10.7 million, or 17.3% of revenues, for the first quarter of 2000.

The foregoing information for the first quarter of 2001 is preliminary, unaudited and subject to adjustment. The foregoing information for the first quarter of 2000 is unaudited.

     On April 2, 2001, we acquired Analytical Automation Specialist, Inc., a leading supplier of laboratory information systems. The shares of our common stock being offered and sold pursuant to this prospectus were previously issued by us to the former stockholders of Analytical Automation Specialists in connection with this acquisition.

     On March 2, 2001, we completed our acquisition of Applied Surface Technology, a provider of proprietary processing techniques and services applied in semiconductor wafer fabrication equipment.

     On January 30, 2001, we announced our intention to effect a two-for-one split of our common stock. The stock split will be effected in the form of a stock dividend payable on or about June 1, 2001 to stockholders of record on or about May 15, 2001. In order for us to complete the stock split, we will need our stockholders to approve an amendment to our charter increasing the authorized number of shares of our common stock. Our stockholders will vote on the charter amendment and other matters at our annual meeting of stockholders to be held on April 24, 2001.

                                  THE OFFERING

Common stock offered by selling
stockholders..........................    90,676 shares
Use of proceeds.......................    PerkinElmer will not receive any
                                          proceeds from the sale of shares in
                                          this offering
New York Stock Exchange symbol........    "PKI"

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

                          RISKS RELATED TO OUR BUSINESS

OUR OPERATING RESULTS COULD BE HARMED IF THE INDUSTRIES INTO WHICH WE SELL OUR PRODUCTS ARE IN DOWNWARD CYCLES

     Some of the industries and markets into which we sell our products are cyclical. Industry downturns often are characterized by reduced product demand, excess manufacturing capacity and erosion of average selling prices. Any significant downturn in our customers' markets or in general economic conditions would likely result in a reduction in demand for our products and could harm our business. For example, in 1998 the operating results of our fluid sciences segment were adversely affected by the downturn in the semiconductor market.

IF WE DO NOT INTRODUCE NEW PRODUCTS IN A TIMELY MANNER, OUR PRODUCTS COULD BECOME OBSOLETE, AND OUR OPERATING RESULTS WOULD SUFFER

     We sell many of our products in industries characterized by rapid technological changes, frequent new product and service introductions and evolving industry standards. Without the timely introduction of new products and enhancements, our products could become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new product offerings will depend upon several factors, including our ability to:

     o    accurately anticipate customer needs;

     o    innovate and develop new technologies and applications;

     o    successfully commercialize new technologies in a timely manner;

     o price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and

     o    differentiate our offerings from our competitors' offerings.

     Many of our products are used by our customers to develop, test and manufacture their products. We therefore must anticipate industry trends and develop products in advance of the commercialization of our customers' products. In developing any new product, we may be required to make a substantial investment before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers' needs and future activities, we may invest heavily in research and development of products that do not lead to significant revenue.

ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS COULD ADVERSELY AFFECT OUR SALES

     Since we sell our products worldwide, our businesses are subject to risks associated with doing business internationally. We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. In addition, many of our manufacturing facilities, employees and suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

     o    changes in foreign currency exchange rates;

     o changes in a country's or region's political or economic conditions, particularly in developing or emerging markets;

     o longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

     o    trade protection measures and import or export licensing requirements;

     o    differing tax laws and changes in those laws;

     o    difficulty in staffing and managing widespread operations;

     o    differing labor laws and changes in those laws;

     o differing protection of intellectual property and changes in that protection; and

     o    differing regulatory requirements and changes in those requirements.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE

     Given the nature of the markets in which we participate, we cannot reliably predict future revenue and profitability. Changes in competitive, market and economic conditions may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our significant sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect our operating results in a quarter. Factors that may affect our quarterly operating results and the market price of our common stock include:

     o    demand for and market acceptance of our products;

     o    competitive pressures resulting in lower selling prices;

     o adverse changes in the level of economic activity in regions in which we do business;

     o adverse changes in industries, such as pharmaceutical discovery, telecommunications, semiconductors and electronics, on which we are particularly dependent;

     o changes in the portions of our revenue represented by our various products and customers;

     o    delays or problems in the introduction of new products;

     o our competitors' announcement or introduction of new products, services or technological innovations;

     o    increased costs of raw materials or supplies; and

     o    changes in the volume or timing of product orders.

     In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities for reasons frequently unrelated to or disproportionate to the operating performance of specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY, INTEGRATE ACQUIRED BUSINESSES INTO OUR EXISTING BUSINESS OR MAKE ACQUIRED BUSINESSES PROFITABLE

     One of our strategies is to supplement our internal growth by acquiring businesses and technologies that complement or augment our existing product lines. We may be unable to identify or complete promising acquisitions for many reasons, including:

     o    competition among buyers;

     o    the need for regulatory approvals, including antitrust approvals; and

     o    the high valuations of businesses.

     Some of the businesses we may seek to acquire may be marginally profitable or unprofitable. For these acquired businesses to achieve acceptable levels of profitability, we must improve their management, operations, products and market penetration. We may not be successful in this regard and may encounter other difficulties in integrating acquired businesses into our existing operations.

     To finance our acquisitions, we may have to raise additional funds, either through public or private financings. We may be unable to obtain such funds or may be able to do so only on unfavorable terms.

WE FACE AGGRESSIVE COMPETITION IN MANY AREAS OF OUR BUSINESS; IF WE DO NOT COMPETE EFFECTIVELY, OUR BUSINESS WILL BE HARMED

     We encounter aggressive competition from numerous competitors in many areas of our business. We may not be able to compete effectively with all of these competitors. To remain competitive, we must develop new products and periodically enhance our existing products in a timely manner. We anticipate that we may have to adjust prices of many of our products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines.

IF WE FAIL TO MAINTAIN SATISFACTORY COMPLIANCE WITH THE FOOD AND DRUG ADMINISTRATION'S REGULATIONS AND THOSE OF OTHER GOVERNMENTAL AGENCIES, WE MAY BE FORCED TO RECALL PRODUCTS AND CEASE THEIR MANUFACTURE AND DISTRIBUTION, AND WE COULD BE SUBJECT TO CIVIL OR CRIMINAL PENALTIES

     Some of the products produced by our life sciences segment are subject to regulation by the United States Food and Drug Administration and similar international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with the FDA's regulations or those of similar international agencies, we may have to recall products and cease their manufacture and distribution. In addition, we could be subject to fines or criminal prosecution.

CHANGES IN GOVERNMENTAL REGULATIONS MAY REDUCE DEMAND FOR OUR PRODUCTS OR INCREASE OUR EXPENSES

     We compete in markets in which we or our customers must comply with federal, state, local and foreign regulations, such as environmental, health and safety and food and drug regulations. We develop, configure and market our products to meet customer needs created by these regulations. Any significant change in these regulations could reduce demand for our products.

OBTAINING AND ENFORCING PATENT PROTECTION FOR OUR PROPRIETARY PRODUCTS, PROCESSES AND TECHNOLOGIES MAY BE DIFFICULT AND EXPENSIVE; WE MAY INFRINGE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES

     Patent and trade secret protection is important to us because developing and marketing new technologies and products is time-consuming and expensive. We own many U.S. and foreign patents and intend to apply for additional patents to cover our products. We may not obtain issued patents from any pending or future patent applications owned by or licensed to us. The claims allowed under any issued patents may not be broad enough to protect our technology.

     Third parties may seek to challenge, invalidate or circumvent issued patents owned by or licensed to us or claim that our products and operations infringe their patent or other intellectual property rights. We may incur significant expense in any legal proceedings to protect our proprietary rights or to defend infringement claims by third parties. In addition, claims of third parties against us could result in awards of substantial damages or court orders that could effectively prevent us from making, using or selling our products in the U.S. or abroad.

WE HAVE SUBSTANTIAL EXISTING DEBT AND MAY INCUR ADDITIONAL DEBT IN THE FUTURE.

         We have substantial amounts of outstanding indebtedness. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We may also obtain additional long-term debt and working capital lines of credit and issue additional commercial paper to meet future financing needs, which would have the effect of increasing our total leverage.

         Our substantial leverage could have significant negative consequences, including:

     o increasing our vulnerability to general adverse economic and industry conditions;

     o    limiting our ability to obtain additional financing;

     o requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures;

     o limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and

     o placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

     A significant portion of our outstanding indebtedness bears interest at floating rates. As a result, our interest payment obligations on such indebtedness will increase if interest rates increase.

                         RISKS RELATED TO THIS OFFERING

WE HAVE ANTITAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

     Provisions of our articles or organization and bylaws and of Massachusetts law could have the effect of delaying, deferring or preventing an acquisition of our company. For example, we may issue shares of our authorized "blank check" preferred stock and our stockholders are limited in their ability to call special stockholder meetings. In addition, we have issued preferred stock purchase rights that would adversely affect the economic and voting interests of a person or group that seeks to acquire us or a 20% or more interest in our common stock without negotiations with our board of directors.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus. Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements regarding matters that are not historical facts. For example, when we use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "will," "could," or "may," or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus or the applicable document incorporated by reference in this prospectus. The following important factors and uncertainties, among others, could cause our actual results to differ materially from those described in these forward-looking statements:

     o a downturn in our customers' markets or in general economic conditions;

     o    our failure to introduce new products in a timely manner;

     o economic, political and other risks associated with international sales and operations;

     o difficulties integrating technologies, operations and personnel of recent acquisitions;

     o    competition from third parties, including pricing pressure;

     o    governmental regulation; and

     o our level of debt and the possible incurrence of additional debt in the future.

     These and other important factors that may affect our actual results are discussed in detail in the filings and documents incorporated by reference in this prospectus and in this prospectus under "Risk Factors."

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing FEES, exchange listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

     We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of Analytical Automation Specialists, Inc. in April 2001. The following table sets forth, to our knowledge, certain information about the selling stockholders as of April 5, 2001.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                                      Number of Shares
                                       Shares of Common Stock          of Common Stock     Shares of Common Stock to be
                                         Beneficially Owned             Being Offered        Beneficially Owned After
  Name of Selling Stockholder           Prior to Offering(1)                (1)(2)                 Offering (3)
  ---------------------------        ---------------------------      ----------------     ----------------------------
                                        Number        Percentage                              Number        Percentage
                                      ----------      ----------                            ----------      ----------
James Frederick McDowell, Jr. (4)     81,610 (5)          *                 20,402          40,806 (9)           *
Patricia Johnson McDowell             81,610 (6)          *                 20,402          40,806 (10)          *
Michael Arnaud Epton (4)               9,066 (7)          *                  2,266           4,534 (11)          *
Sally Hamel Epton                      9,066 (8)          *                  2,266           4,534 (12)          *

-------------------------------
* Less than one percent

(1) In connection with our acquisition of Analytical Automation Specialists, each selling stockholder agreed that he or she would not sell more than one half of the shares he or she received in the acquisition for a period of one year following completion of the acquisition.

(2) The number of shares of our common stock being offered for sale by each selling stockholder under this prospectus does not include any shares of our common stock held or offered for sale under this prospectus by the selling stockholder's spouse.

(3) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares (other than as described in footnote (1) above), we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(4) Employee or former employee of PerkinElmer and/or Analytical Automation Specialists.

(5) The number of shares of our common stock beneficially owned by Mr. McDowell prior to the offering includes 40,805 shares of our common stock held by Mr. McDowell's spouse, Patricia Johnson McDowell. Mr. McDowell disclaims beneficial ownership of all shares of our common stock held by Mrs. McDowell prior to the offering.

(6) The number of shares of our common stock beneficially owned by Mrs. McDowell prior to the offering includes 40,805 shares of our common stock held by Mrs. McDowell's spouse, James Frederick McDowell, Jr. Mrs. McDowell disclaims beneficial ownership of all shares of our common stock held by Mr. McDowell prior to the offering.

(7) The number of shares of our common stock beneficially owned by Mr. Epton prior to the offering includes 4,533 shares of our common stock held by Mr. Epton's spouse, Sally Hamel Epton. Mr. Epton disclaims beneficial ownership of all shares of our common stock held by Mrs. Epton prior to the offering.

(8) The number of shares of our common stock beneficially owned by Mrs. Epton prior to the offering includes 4,533 shares of our common stock held by Mrs. Epton's spouse, Michael Arnaud Epton. Mrs. Epton disclaims beneficial ownership of all shares of our common stock held by Mr. Epton prior to the offering.

(9) The number of shares of our common stock beneficially owned by Mr. McDowell after the offering includes 20,403 shares of our common stock held by Mr. McDowell's spouse, Patricia Johnson McDowell. Mr. McDowell disclaims beneficial ownership of all shares of our common stock held by Mrs. McDowell after the offering.

(10) The number of shares of our common stock beneficially owned by Mrs. McDowell after the offering includes 20,403 shares of our common stock held by Mrs. McDowell's spouse, James Frederick McDowell, Jr. Mrs. McDowell disclaims beneficial ownership of all shares of our common stock held by Mr. McDowell after the offering.

(11) The number of shares of our common stock beneficially owned by Mr. Epton after the offering includes 2,267 shares of our common stock held by Mr. Epton's spouse, Sally Hamel Epton. Mr. Epton disclaims beneficial ownership of all shares of our common stock held by Mrs. Epton after the offering.

(12) The number of shares of our common stock beneficially owned by Mrs. Epton after the offering includes 2,267 shares of our common stock held by Mrs. Epton's spouse, Michael Arnaud Epton. Mrs. Epton disclaims beneficial ownership of all shares of our common stock held by Mr. Epton after the offering.

     None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that the selling stockholders indicated have been employed by us and/or Analytical Automation Specialists. In connection with our acquisition of Analytical Automation Specialists, we entered into employment agreements with James Fredrick McDowell, Jr., formerly the President and Chief Executive Officer of Analytical Automation Specialists, and Michael Arnaud Epton, formerly the Chief Technology Officer of Analytical Automation Specialists, under which each will perform certain services for us from April 2, 2001 through and including April 1, 2004.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our common stock and preferred stock summarizes the material terms and provisions of these securities. For the complete terms of our common stock and preferred stock, please refer to our charter, bylaws and stockholder rights plan that are incorporated by reference into the registration statement which includes this prospectus. The terms of these securities may also be affected by the Massachusetts General Laws.

GENERAL

     Under our charter our authorized capital stock consists of 100,000,000 shares of common stock, $1.00 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share. We have submitted to our stockholders a proposal to amend our charter to increase the authorized number of shares of our common stock from 100,000,000 shares to 300,000,000 shares. Our stockholders will vote on the proposed charter amendment and other matters at our annual meeting of stockholders to be held on April 24, 2001.

COMMON STOCK

     As of April 5, 2001 we had 50,458,672 shares of common stock issued and outstanding. Each outstanding share of common stock currently has attached to it one preferred share purchase right issued under our stockholder rights plan, which is summarized below. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

     Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, of which there currently is none, persons who hold more than 50% of the outstanding common stock entitled to elect members of the board of directors can elect all of the directors who are up for election in a particular year.

     Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

     Liquidation. If we are dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

     Other Rights and Restrictions. Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our charter and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When we issue shares of common stock, the shares will be fully paid and nonassessable. Massachusetts law provides that, if we make a distribution to our stockholders other than a distribution of our capital stock, when we are insolvent, or that renders us insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent.

     Listing. Our common stock is listed on the New York Stock Exchange.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

PREFERRED STOCK

     As of April 5, 2001, we had no shares of preferred stock outstanding. Our charter authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock. The general terms of our undesignated preferred stock are described below under the caption "Undesignated Preferred Stock."

     As of the date of this prospectus, our board of directors had designated 70,000 shares of preferred stock as "Series C Junior Participating Preferred Stock" in connection with our stockholder rights plan. The rights, preferences and privileges of the Series C Preferred Stock are described below.

     SERIES C PREFERRED STOCK

     Our Board has reserved the Series C Preferred Stock for issuance in connection with our stockholder rights plan, which is described below. As of April 5, 2001, there was no shares of Series C Preferred Stock outstanding. The following description is a summary of all the material terms of our Series C Preferred Stock. It does not restate these terms in their entirety. We urge you to read our charter because it, and not this description, defines the rights of holders of Series C Preferred Stock. We have filed a copy of our charter as an exhibit to the registration statement which includes this prospectus. This summary of our Series C Preferred Stock is not complete and is qualified by reference to our charter.

     Voting. Each shares of Series C Preferred Stock is entitled to 1,000 votes, subject to adjustment. Except as provided below, each share of Series C Preferred Stock votes together with the holders of common stock and all of our other capital stock on all matters voted on by stockholders.

     In the event that we fail to pay six quarterly dividends on the Series C Preferred Stock, the holders of the Series C Preferred Stock, voting as a single class, will have the right to elect two members of our board of directors. Any director elected by the holders of Series C Preferred Stock may be removed with or without cause by such holders. The terms of all directors elected under this provision will terminate when the dividend arrearage is fully paid and, in addition, we have paid at least one regular dividend after the curing of the arrearage.

     Without the vote of at least two-thirds of the outstanding shares of Series C Preferred Stock, we may not alter or repeal any provisions in our charter so as to adversely affect the rights of the Series C Preferred Stock.

     Dividends. With respect to the payment of dividends and the distribution of assets, the Series C Preferred Stock ranks junior to all series of all other series of preferred stock, unless the terms of a particular series provide otherwise. The holders of shares of Series C Preferred Stock are entitled to cash dividends equal to the greater of (a) $1.00 or (b) 1,000 times the per share amount of all cash dividends and 1,000 times the per share amount of all non-cash dividends, other than dividends payable in common stock or by a subdivision of the outstanding common stock, which have been declared on the common stock since the preceding quarterly dividend payment date. Dividends on the Series C Preferred Stock are payable quarterly on the first day of March, June, September and December each year.

     Our board of directors must declare a dividend on the Series C Preferred Stock after it declares any dividend on the common stock, other than dividends payable in common stock. However, if our board of directors does not declare a dividend on the common stock during the period between quarterly dividend payment dates, a dividend of $1.00 per share of Series C Preferred Stock will still be payable on the following quarterly dividend payment date. Dividends begin to accrue and accumulate on outstanding shares of Series C Preferred Stock from the quarterly dividend payment date preceding the date of issuance of such shares.

     Liquidation. If we liquidate, dissolve or wind up, then:

     o we must pay the holders of outstanding shares of Series C Preferred Stock, before we made any payment to the holders of shares of stock ranking junior to the Series C Preferred Stock, an amount equal to $1,000 per share, plus all unpaid accrued dividends or, if greater, an amount equal to 1,000 times the amount to be paid to holders of common stock; and

     o we may not make any distribution to the holders of shares of stock ranking on a parity with the Series C Preferred Stock, except for distributions made ratably to the holders of Series C Preferred Stock and other preferred stocks.

     For purposes of this liquidation preference, neither the consolidation, merger or other business combination of us with another entity nor the sale of all or any of our property, assets or business will be treated as a liquidation, dissolution or winding up of us.

     Merger, Consolidation, etc. If we are a party to any merger, consolidation or similar transaction in which shares of common stock are exchanged or changed into stock or securities of another entity, cash or property of another entity, then the Series C Preferred Stock will be exchanged or changed into an amount per share equal to 1,000 times the amount of consideration into which or for which each share of common stock is changed or exchanged in such merger, consolidation or similar transaction.

     Adjustments for Stock Splits and Other Events. In the event that we declare a dividend on our common stock that is payable in common stock or we effect a subdivision, combination or consolidation of the outstanding shares of our common stock into a greater or lesser number of shares, then the dividend, liquidation and merger or consolidation amounts payable to holders of Series C Preferred Stock will be increased or reduced in proportion to the resulting increase or decrease in the total number of shares of common stock outstanding.

     Certain Restrictions. If any quarterly dividends payable on the Series C Preferred Stock are in arrears, then, until all of these unpaid dividends have been paid in full, we may not:

     o declare or pay dividends on any shares of stock ranking junior to the Series C Preferred Stock;

     o declare or pay any dividends on any shares of stock ranking on a parity with the Series C Preferred Stock, except ratably among all of these parity stocks;

     o redeem any stock ranking junior to the Series C Preferred Stock, unless we redeem the junior stock by issuing additional shares of stock ranking junior to the Series C Preferred Stock; or

     o redeem any shares of Series C Preferred Stock or shares of stock ranking on a parity with the shares of Series C Preferred Stock, except in accordance with a purchase offer to all holders of these series or classes upon terms that the board of directors deems fair and equitable.

     We may not permit any of our subsidiaries to purchase any of our shares of stock, unless we are able at such time to purchase shares in accordance with the terms described in the preceding paragraph.

     Redemption. We may not redeem the Series C Preferred Stock.

     Fractional Shares. We may issue the Series C Preferred Stock in fractions of a single share, but each fraction must be a multiple of one one-thousandth of a share. Each fractional share of Series C Preferred Stock will have proportionate voting, dividend, liquidation and other rights as discussed above.

     UNDESIGNATED PREFERRED STOCK

     Our board of directors will determine the designations, preferences, limitations and relative rights of our undesignated preferred stock. These include:

     o    the designation of the series and the number of shares offered;

     o    the amount of the liquidation preference per share;

     o    the initial public offering price of the shares to be sold;

     o the dividend rate applicable to the series, the dates on which dividends will be payable and the dates from which dividends will begin to accumulate, if any;

     o    any redemption or sinking fund provisions;

     o    any conversion or exchange rates;

     o    any antidilution provisions;

     o any additional voting and other rights, preferences, privileges and restrictions;

     o    any listing of the series on an exchange;

     o the relative ranking of the series as to dividend rights and rights upon our liquidation, dissolution or winding up; and

     o    any other terms of the series.

     Upon receipt of the purchase price, the shares of preferred stock that we issue will be fully paid and nonassessable. The liquidation price or preference of any series of preferred stock is not indicative of the price at which the shares will actually trade after the date of issuance.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will issue preferred stock under these circumstances only if it determines that the issuance is in our best interests and in the best interest of our stockholders. In addition, the terms of a series of preferred stock might discourage a potential acquiror from attempting to acquire us in a manner that changes the composition of our board of directors, even when a majority of our stockholders believe that an acquisition under these circumstances would be in their best interests or when stockholders would receive a premium for their stock over the then current market price.

     The New York Stock Exchange currently requires us to obtain the approval of our stockholders before listing securities for trading on the New York Stock Exchange under some circumstances, including:

     o some issuances to our directors, officers, substantial security holders and other closely related parties;

     o issuances relating to a private sale of our common stock at a price below the book or fair market value of our common stock that increase the total number of shares of our common stock outstanding by 20% or more; and

     o    issuances that will result in a change of control of us.

STOCKHOLDER RIGHTS PLAN

     On January 25, 1995, our board of directors adopted a stockholder rights plan. The stockholder rights plan was amended and restated in its entirety on January 30, 2001. Under our stockholder rights plan, each of our common stockholders received a dividend of one "preferred stock purchase right" for each outstanding share of common stock that the stockholder owned. We refer to these preferred stock purchase rights as the "Rights." The Rights trade automatically with our shares of common stock and become exercisable only under certain circumstances described below.

     The purpose of the Rights is to encourage potential acquirors to negotiate with our board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover. The Rights may have certain antitakeover effects. They should not, however, interfere with any merger or other business combination approved by our board of directors.

     The following description is a summary of all the material terms of our stockholder rights plan. It does not restate these terms in their entirety. We urge you to read our stockholder rights plan because it, and not this description, defines the terms and provisions of our plan. We have filed a copy of our amended and restated rights agreement as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which was filed with the SEC on March 26, 2001 and which is incorporated by reference into the registration statement which includes this prospectus. You may obtain a copy at no charge by writing to us at the address listed under the caption "Where You Can Find More Information."

     Exercise of Rights. Until a Right is exercised, the holder of a Right will not have any rights as a stockholder. When the Rights become exercisable, holders of the Rights will be able to purchase from us a unit equal to 1/1000th of a shares of our Series C Preferred Stock, at a purchase price of $60 per unit.

     In general, the Rights will become exercisable upon the earlier of:

     o ten days following a public announcement by us that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of common stock; or

     o ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the common stock.

     Flip In Event. If a person or group becomes the beneficial owner of 20% or more of our common stock, then each Right will then entitle its holder to receive, upon exercise, a number of shares of our common stock which is equal to
(a) the exercise price of the Right divided by (b) one-half of the market price of our common stock on the date of the occurrence of this event. We refer to this occurrence as a "flip in event." A flip in event does not occur if there is an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in our best interests.

     Flip Over Event. If at any time after a person or group becomes the beneficial owner of 20% or more of our common stock, (a) we are acquired in a merger or other transaction in which we do not survive or in which our common stock is changed or exchanged or (b) 50% or more of our assets or earning power is sold or transferred, then each holder of a Right will be entitled to receive, upon exercise, a number of shares of common stock of the acquiring company in the transaction equal to (1) the exercise price of the Right divided by (2) one-half of the market price of the acquiring company's common stock on the date of the occurrence of this event. This exercise right will not occur if the merger or other transaction follows an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in our best interests.

     Exchange of Rights. At any time after a flip in event, our board of directors may exchange the Rights by providing to the holder one share of our common stock or one one-thousandth of a share of our Series C Preferred Stock for each of the holders' Rights.

     Redemption of Rights. At any time until ten days after the date on which a person or group acquires beneficial ownership of 20% or more of the outstanding shares of our common stock, we may redeem the Rights at a price of $.01 per Right. The Rights will expire on the close of business on February 8, 2005, subject to earlier expiration or termination as described in our stockholder rights plan.

CERTAIN PROVISIONS OF OUR BYLAWS AND MASSACHUSETTS LAW

     Our Bylaws. Our bylaws impose restrictions and limitations on the ability of stockholders to call special meetings of stockholders. For example, requests for stockholder meetings may be made only during limited periods of time and must be made by a group of stockholders holding at least 40%, or, if less, the maximum percentage permitted by law, of the outstanding capital stock entitled to vote at the meeting.

     Business Combinations With Interested Stockholders. The Massachusetts General Laws contain antitakeover provisions regarding, among other things, business combinations with an affiliated stockholder. In general, the Massachusetts General Laws prevent a publicly held Massachusetts corporation from engaging in a "business combination" as defined in the Massachusetts General Laws with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     o before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

     o the interested stockholder acquires 90% of the outstanding voting stock of the corporation at the time it becomes an interested stockholder; or

     o the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

An "interested stockholder" is generally a person owning more than 5% of the outstanding voting stock of the corporation. A business combination includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder which result in a financial benefit to the interested stockholder.

     Control Share Acquisitions. We have elected to opt out of the control share acquisitions provision of the Massachusetts General Laws. We could, however, opt into these control share acquisitions provisions at any time by amending our bylaws.

     In general, the control share acquisitions provision of the Massachusetts General Laws provides that any person, including his or her affiliates, who acquires shares of a corporation that is subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the stockholders of the corporation.

     The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by:

     o    the person making an acquisition of this nature;

     o    any officer of the corporation; and

     o    any employee who is also a director of the corporation.

     There are several other types of share acquisitions that are not subject to this provision of the Massachusetts General Laws, including acquisitions of shares (a) under a tender offer, merger or consolidation which is made in connection with an agreement to which the corporation is a party and (b) directly from the corporation or a wholly owned subsidiary of the corporation.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     o on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

     o through the writing of options, whether the options are listed on an options exchange or otherwise; or

     o    through the settlement of short sales.

     In connection with the sale of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate.

     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our common stock is listed on the New York Stock Exchange.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulations, particularly Regulation M.

     We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement which includes this prospectus.

     We have agreed with the selling stockholders to keep the registration statement which includes this prospectus effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) April 2, 2002.

                                  LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS

     The consolidated financial statements of PerkinElmer and the related financial statement schedules, as of December 31, 2000 and for each of the fiscal years in the three year period ended December 31, 2000, appearing in PerkinElmer's Annual Report on Form 10-K for the year ended December 31, 2000, which are incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon authority of said firm as experts in giving said reports.

     The consolidated financial statements of NEN Life Sciences, Inc. at December 31, 1998 and 1999 and for the period July 1, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999, included in PerkinElmer, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2000, which are incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of NEN Life Science Products, a division of E. I. du Pont de Nemours and Company, for the period from January 1, 1997 through June 30, 1997, included in PerkinElmer, Inc.'s Current Report on Form 8-K filed on August 1, 2000, which are incorporated herein by reference, have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance on such report given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. In addition, these materials may be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

     (1)  Our Current Report on Form 8-K filed with the SEC on August 1, 2000;

     (2) Our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC on March 26, 2001;

     (3) The description of our common stock contained in our registration statement on Form 8-A (File No. 1-05075) filed with the SEC on May 3, 1965;

     (4) The description of our preferred stock purchase rights, which is contained in our Registration Statement on Form 8-A (File No. 1-05075) filed with the SEC on February 9, 1995, as amended by Amendment No. 1 to Form 8-A (File No. 1-05075) filed with the SEC on February 9, 1995, as this description may be further amended from time to time; and

     (5) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

     You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

          PerkinElmer, Inc.
          45 William Street
          Wellesley, Massachusetts 02481
          Attention: Vice President of Investor Relations
          Telephone: (781) 237-5100

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

     Filing Fee -- Securities and Exchange Commission................   $  1,252
     Legal fees and expenses.........................................   $ 35,000
     Accounting fees and expenses....................................   $ 35,000
     Miscellaneous expenses..........................................   $ 35,000
                                                                        --------
          Total Expenses.............................................   $106,252
                                                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts, as amended (the "Massachusetts Business Corporation Law"), and
Article V, Section 9 of the Registrant's Bylaws, to which reference is hereby made, contain provisions authorizing indemnification by the Registrant of directors, officers, employees or agents against certain liabilities and expenses, which they may incur as directors, officers, employees or agents of the Registrant or of certain other entities. Section 67 of Chapter 156B of the Massachusetts Business Corporation Law provides that the indemnification of directors, officers, employees and agents of a corporation and persons who serve at the corporation's request as directors, officers, employees and other agents of another organization may be provided to whatever extent as shall be specified by (i) the articles of organization of the corporation or (ii) a bylaw adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Unless otherwise provided in the articles of organization or the bylaws, the indemnification of any persons described above who are not directors of the corporation may be provided by the corporation to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding prior to the final disposition of such action or proceeding, upon receipt of an undertaking by the indemnified person to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 of Chapter 156B of the Massachusetts Business Corporation Law. Any indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization. Indemnification may not be provided for any person with respect to any matter as to which that person shall have been adjudicated in any proceeding to not have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

     Section 65 of Chapter 156B of the Massachusetts Business Corporation Law provides a limitation on the imposition of liability under other sections of the Massachusetts Business Corporation Law. Under this Section, a director, officer or incorporator of a corporation is to perform his duties in good faith and in a manner he reasonably believes to be in the best interests of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Such director, officer or incorporator is entitled to rely on information, opinions, reports or records, including financial statements, books of accounts and other financial records, which are prepared by or presented by or under the supervision of (i) one or more officers or employees of the corporation whom the director, officer or incorporator reasonably believes to be reliable and competent in the matters presented, or
(ii) counsel, public accountants or other persons as to matters that the director, officer or incorporator reasonably believes to be within such a person's professional expert competence, or (iii) in the case of a director, a duly constituted committee of the board of directors upon which he does not serve, as to matters within its delegated authority, which committee the director reasonably believes to merit confidence. If a director, officer or incorporator performs his duties in the manner that is set forth above, that fact shall be an absolute defense to any claim asserted against him except as expressly provided by statute.

     Section 13 of Chapter 156B of the Massachusetts Business Corporation Law provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Sections 61 or 62 of Chapter 156B of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Six of the Restated Articles of Organization of the Registrant, as amended, contains a provision consistent with Section 13 of Chapter 156B of the Massachusetts Business Corporation Law and provides that to the fullest extent permitted by the Massachusetts Business Corporation Law, a director of the Registrant shall not be personally liable to the Registrant or its stockholder for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

     Section 9 of Article V of the Bylaws of the Registrant contains provisions relating to the indemnification of directors and officers of the Registrant, which are consistent with Section 67 of Chapter 156B of the Massachusetts Business Corporation Law. This Section provides that no indemnification will be provided to any person who was or is a director or officer with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; nor shall indemnification be provided where the corporation is required or has undertaken to submit to a court the question of whether or not indemnification by it is against public policy and it has been finally determined that such indemnification is against public policy; provided, however, that, prior to such final adjudication, the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment, or both, appears, in the judgment of a majority of those members of the board of directors who are not directly involved in such matters, to be in the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation that, based upon the facts available to such counsel such person has not acted in a manner that would prohibit indemnification.

     Section 67 of Chapter 156B of the Massachusetts Business Corporation Law also contains provisions authorizing a corporation to obtain insurance on behalf of any director, officer, employee or agent of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Registrant maintains director and officer liability and company reimbursement liability insurance. Subject to certain deductibles, such insurance will pay up to $50,000,000 per year on claims or errors and omissions against the Registrant's directors and officers and will reimburse the Registrant for amounts paid to indemnify directors and officers against the costs of such claims pursuant to the Registrant's Bylaws.

ITEM 16. EXHIBITS.

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
     4.1    The Registrant's Restated Articles of Organization were filed with the Commission on March 30, 1999 as Exhibit 3.1 to the Registrant's
            Annual Report on Form 10-K for the fiscal year ended January 3, 1999 and are herein incorporated by reference.

     4.2    Articles of Amendment to the Registrant's Restated Articles of
            Organization were filed with the Commission on November 5, 1999 as
            Exhibit 3 to the Registrant's Report on Form 8-K and are herein incorporated by reference.

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------

     4.3 The Registrant's By-Laws as amended and restated by the Board of Directors on April 27, 1999 were filed with the Commission on March
            28, 2000 as Exhibit 3.3 to the Registrant's Annual Report on Form
            10-K for the fiscal year ended January 2, 2000 and are herein incorporated by reference.

     4.4 Specimen Certificate of the Registrant's Common Stock, $1 par value, was filed with the Commission on November 5, 1999 as Exhibit 4 to the Registrant's Report on Form 8-K and is herein incorporated by reference.

     4.5 Amended and Restated Rights Agreement dated as of January 30, 2001 between the Registrant and Mellon Investor Services LLC, as Rights
            Agent, was filed with the Commission on March 26, 2001 as Exhibit
            4.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and is herein incorporated by reference.

     5.1*   Opinion of Hale and Dorr LLP.

     23.1*  Consent of Arthur Andersen LLP, Boston, MA, auditors of the
            Registrant.

     23.2*  Consent of Ernst & Young LLP, Boston, MA.

     23.3*  Consent of PricewaterhouseCoopers LLP, Philadelphia, PA.

     23.4* Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

     24.1*  Power of Attorney (See page II-5 of this Registration Statement).

-----------
     * Filed herewith.


ITEM 17. UNDERTAKINGS.

     Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wellesley, Commonwealth of Massachusetts, on April 24, 2001.

                                       PERKINELMER, INC.



                                       By:  /s/ Gregory L. Summe
                                            ------------------------------------
                                            Gregory L. Summe
                                            President, Chief Executive Officer
                                            and Chairman of the Board

                        SIGNATURES AND POWER OF ATTORNEY

         We, the undersigned officers and directors of PerkinElmer, Inc., hereby severally constitute and appoint Gregory L. Summe, Robert F. Friel and Terrance
L. Carlson and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable PerkinElmer, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                  TITLE                              DATE
               ---------                                  -----                              ----

/s/ Gregory L. Summe                         President, Chief Executive Officer         April 24, 2001
--------------------------------             and Chairman of the Board (Principal
Gregory L. Summe                             Executive Officer)


/s/ Robert F. Friel                          Senior Vice President and Chief            April 24, 2001
--------------------------------------       Financial Officer (Principal
Robert F. Friel                              Financial Officer and Principal
                                             Accounting Officer)


/s/ Tamara J. Erickson                       Director                                   April 24, 2001
-----------------------------------
Tamara J. Erickson

/s/ Kent F. Hansen                           Director                                   April 24, 2001
------------------------------------
Kent F. Hansen

/s/ John F. Keane                            Director                                   April 24, 2001
-------------------------------------
John F. Keane

/s/ Nicholas A. Lopardo                      Director                                   April 24, 2001
----------------------------------
Nicholas A. Lopardo

/s/ Greta E. Marshall                        Director                                   April 24, 2001
------------------------------------
Greta E. Marshall


/s/ Michael C. Ruettgers                     Director                                   April 24, 2001
-----------------------------------
Michael C. Ruettgers


/s/ Gabriel Schmergel                        Director                                   April 24, 2001
------------------------------------
Gabriel Schmergel


/s/ Kenton J. Sicchitano                     Director                                   April 24, 2001
--------------------------------
Kenton J. Sicchitano

/s/ G. Robert Tod                            Director                                   April 24, 2001
--------------------------------------
G. Robert Tod

                                  EXHIBIT INDEX

   EXHIBIT
    NUMBER                       DESCRIPTION
   -------                       -----------
      4.1   The Registrant's Restated Articles of Organization were filed with the Commission on March 30, 1999 as Exhibit 3.1 to the Registrant's
            Annual Report on Form 10-K for the fiscal year ended January 3, 1999 and are herein incorporated by reference.

      4.2   Articles of Amendment to the Registrant's Restated Articles of
            Organization were filed with the Commission on November 5, 1999 as
            Exhibit 3 to the Registrant's Report on Form 8-K and are herein incorporated by reference.

      4.3 The Registrant's By-Laws as amended and restated by the Board of Directors on April 27, 1999 were filed with the Commission on March
            28, 2000 as Exhibit 3.3 to the Registrant's Annual Report on Form
            10-K for the fiscal year ended January 2, 2000 and are herein incorporated by reference.

      4.4 Specimen Certificate of the Registrant's Common Stock, $1 par value, was filed with the Commission on November 5, 1999 as Exhibit 4 to the Registrant's Report on Form 8-K and is herein incorporated by reference.

      4.5 Amended and Restated Rights Agreement dated as of January 30, 2001 between the Registrant and Mellon Investor Services LLC, as Rights
            Agent, was filed with the Commission on March 26, 2001 as Exhibit
            4.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and is herein incorporated by reference.

      5.1*  Opinion of Hale and Dorr LLP.

     23.1*  Consent of Arthur Andersen LLP, Boston, MA, auditors of the
            Registrant.

     23.2*  Consent of Ernst & Young LLP, Boston, MA.

     23.3*  Consent of PricewaterhouseCoopers LLP, Philadelphia, PA.

     23.4* Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

     24.1*  Power of Attorney (See page II-5 of this Registration Statement).

--------------------
     * Filed herewith.